UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

DUKE ENERGY CORPORATION

(formerly Duke Energy Holding Corp.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202-1904

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On May 11, 2006, the Board of Directors (the “Board”) of Duke Energy Corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved the following compensation for non-employee Directors, effective as of the inaugural meeting of the Board on April 4, 2006.

Type of Fee	Amount
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000 value (equity vehicle may vary)
Board Meeting Fees	$2,000, including telephonic meetings
Annual Lead Director Retainer	$20,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$8,500
Audit Committee Meeting Fees

$3,000 for in-person attendance at meetings held in conjunction with Board meetings. $2,000 for telephonic meetings not in conjunction with Board meetings or for telephonic participation in meetings held in conjunction with Board meetings.

Nuclear Oversight Committee Meeting Fees

$4,000 for in-person attendance at meetings held in conjunction with Board meetings. $2,000 for telephonic meetings not in conjunction with Board meetings or for telephonic participation in meetings held in conjunction with Board meetings.

Other Committee Meeting Fees

$2,000 for in-person attendance at meetings held in conjunction with Board meetings, telephonic meetings not in conjunction with Board meetings and telephonic participation in meetings held in conjunction with Board meetings.

Special, In-Person Meetings Not Held in Conjunction With Board Meetings	$2,500

Except for the portion of the annual Board retainer that is provided in stock, which amount is granted once each year, fees and retainers are paid on a quarterly basis. Directors may elect to defer fees and retainers under the Company’s applicable deferred compensation plan or arrangement, including the Duke Energy Corporation Directors’ Savings Plan II and the Cinergy Corp. Directors’ Deferred Compensation Plan. The Company maintains The Duke Energy Foundation Matching Gifts Program under which Directors are eligible for matching contributions of up to $5,000 per Director per calendar year to qualifying institutions. The Company also maintains a Charitable Giving Program for Directors who served on the Duke Power Company LLC Board of Directors on or prior to February 18, 1998, pursuant to which the Company will make, upon such Director’s death (or during his or her lifetime, under certain circumstances), donations of up to $1,000,000 to charitable organizations selected by the Director. The Company provides travel insurance to Directors, and reimburses Directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

A form of the agreement under which directors will receive stock compensation and make deferral elections is attached as Exhibit 10.1.

Item 3.02.   Unregistered Sales of Equity Securities.

On May 10, 2006, the Company issued 18,711,214 shares of its Common Stock, par value $.001 per share, to former holders of the 1 ¾% Convertible Notes due 2023 issued by Duke Power Company LLC (formerly Duke Energy Corporation, a North Carolina corporation) (the “Convertible Notes”) who elected to convert their Convertible Notes. Through May 15, 2006, the Company has issued 25,703,995 shares in the aggregate in connection with conversions of Convertible Notes during the Company’s second quarter (inclusive of the May 10, 2006 conversions) and the Company has retired a total of approximately $601,369,000 of the Convertible Notes as a result of such conversions. No consideration was received by the Company in connection with the conversion of any of the Convertible Notes or the issuance of the Common Stock issuable upon such conversion. The Company relied upon the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, in connection with the issuance of such Common Stock.

Item 8.01.   Other Events.

On May 11, 2006, the Board of the Company approved a plan to pursue the sale or other disposition of its commercial marketing and trading business. The affected operations include Cinergy Marketing and Trading, LP, and Cinergy Canada, Inc., as well as applicable subsidiaries and affiliates. The exit is not expected to have a material impact on Duke Energy’s ongoing earnings.

On May 12, 2006, the Company issued a press release announcing the approved plan to pursue the sale or disposition. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)      Exhibits.

10.1   Form Phantom Stock Award Agreement and Election to Defer

99.1   Press Release issued by Duke Energy Corporation on May 12, 2006

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION
Date: May 16, 2006	By:	MARC E. MANLY
	Name:	Marc E. Manly
	Title:	Group Executive and Chief Legal Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Phantom Stock Award Agreement and Election to Defer
99.1	Press Release issued by Duke Energy Corporation on May 12, 2006